UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2019
GENMARK DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter) Commission File Number: 001-34753

Delaware	27-2053069
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

5964 La Place Court Carlsbad, California 92008
(Address of principal executive offices, including zip code)

760-448-4300
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	GNMK	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Selection 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2019, the Compensation Committee of the Board of Directors of GenMark Diagnostics Inc. (the “Company”) adopted the GenMark Diagnostics Inc. Executive Severance Plan (the “Severance Plan”), effective July 31, 2019, for members of the Company’s Senior Leadership Team, including the Company’s named executive officers other than the Company’s President and Chief Executive Officer (collectively, the “Participants”).

The Severance Plan provides for the payment of severance and other benefits to Participants if a Participant’s employment is terminated by the Company without Cause (as such term is defined in the Severance Plan). In such circumstances, and subject to the Participant executing a general release of liability against the Company which is not revoked, the Severance Plan provides the following payments and benefits to the Participants:

•	a lump sum payment in an amount equal to six (6) months of such Participant’s annual base salary; and

•	continued healthcare coverage under the Company’s health benefits then in effect applicable to the Participant for a period of six (6) months.

The Severance Plan also provides that, in lieu of the foregoing benefits, if (a) a Participant’s employment is terminated by the Company without Cause (as such term is defined in the Severance Plan), or (b) the Participant resigns his/her employment with the Company for Good Reason (as such term is defined in the Severance Plan), in each case within three (3) months prior to or twelve (12) months following a Change in Control (as such term is defined in the Severance Plan) of the Company (a “Qualifying Termination”), and subject to the Participant executing a general release of liability against the Company which is not revoked, the Severance Plan provides the following payments and benefits to the Participants:

•	a lump sum payment equal to between 0.5 and 1.0 times the applicable Participant’s annual base salary for the year in which the Qualifying Termination occurs, depending on the Participant’s position;

•	a lump sum payment equal to the Participant’s target cash bonus opportunity for the fiscal year in which such Qualifying Termination occurs; and

•
continued healthcare coverage under the Company’s health benefits then in effect applicable to the Participant for a period of between six (6) months and twelve (12) months, depending on the Participant’s position.

The Severance Plan does not provide for a gross-up payment to any of the Participants to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 (the “Excise Tax”) of the Internal Revenue Code of 1986, as amended. Instead, the Severance Plan provides that in the event that the payments described above would, if paid, be subject to the Excise Tax, then the payments will generally be reduced to the extent necessary so that no portion of the payments is subject to the Excise Tax, provided that net amount of the reduced payments, after giving effect to income tax consequences, is greater than or equal to the net amount of the payments without such reduction, after giving effect to the Excise Tax and income tax consequences.

The above description is a summary of the terms of the Severance Plan and is subject to and qualified in its entirety by the terms of the Severance Plan, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GENMARK DIAGNOSTICS, INC.

Date:	August 6, 2019	/s/ Eric Stier
Eric Stier
Senior Vice President, General Counsel and Secretary